Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-147397) pertaining to Smith & Hawken Ltd. of our report dated June 18, 2009, with respect to the financial statements of The Smith & Hawken 401(k) Plan included in this Annual Report (Form 11-K) for the fiscal years ended December 31, 2008 and 2007.

/s/ Meaden & Moore, Ltd

Cleveland, Ohio
June 18, 2009